As executed
-----------

                               Dated 2 July, 1999



                             ELAN CORPORATION, PLC.

                                       AND

                          EMISPHERE TECHNOLOGIES, INC.

                                       AND

                                EBBISHAM LIMITED


                              TERMINATION AGREEMENT

(terminating the

i. the Joint Venture Agreement dated 26 September 1996 between Ebbisham Limited and Elan Corporation, plc. and Emisphere Technologies, Inc.; and

ii. the License Agreement dated 26 September 1996 between Ebbisham Limited and Elan Corporation, plc.)

[* * *] = This provision is subject to a request for confidential treatment.

                                Table of Contents
                                -----------------

                                                                          Page #

1.       Interpretation........................................................3

2.       Termination of the JV Agreement and the Elan License Agreement........5

3.       Payment of monies:....................................................8

4.       Property Ownership Rights.............................................8

5.       Non-competition and agreement not to sue.............................11

6.       Sale of Shares and Completion........................................12

7.       Warranties and Indemnities...........................................13

8.       Secrecy/No announcements.............................................16

9.       Waiver of accrued rights/covenant not to sue.........................18

10.      Governing law and jurisdiction.......................................20

11.      General..............................................................21

                                        i
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THIS TERMINATION AGREEMENT is made on 2 July, 1999.

AMONG:

(1) ELAN CORPORATION, PLC, a company incorporated in Ireland of Lincoln House, Lincoln Place, Dublin 2, Ireland (including its Affiliates and successors) ("Elan"); and

(2) EMISPHERE TECHNOLOGIES, INC., a corporation incorporated under the laws of the State of Delaware, USA, having its executive offices at 765 Old Saw Mill River Road, Tarrytown, NY 10591, USA (including its Affiliates and successors) ("Emisphere"); and

(3) EBBISHAM LIMITED, a company incorporated in Ireland of Monksland, Athlone, Co. Westmeath, Ireland (including its Affiliates and successors) ("Ebbisham").

RECITALS:

A. Elan, Emisphere and Ebbisham entered into various agreements on 26 September 1996 whereby, inter alia, Elan and Emisphere established the joint venture company, Ebbisham, and Elan and Emisphere each licensed certain patents and know-how to Ebbisham for a specified field of use.
         Specifically:

         (i) Elan, Emisphere and Ebbisham entered into a Joint Venture Agreement dated 26 September 1996 (the "JV Agreement");

         (ii) Elan and Ebbisham entered into a (non-exclusive) License Agreement dated 26 September 1996 (the "Elan License Agreement");

         (iii) Emisphere and Ebbisham entered into an (exclusive) License Agreement dated 26 September 1996 (the "Emisphere License Agreement");

         (iv) Elan, Emisphere and Ebbisham entered into various other transaction documents dated 26 September 1996 (the "Transaction Documents").

B. Elan, Emisphere and Ebbisham wish to terminate in full the JV Agreement and the Elan License Agreement pursuant to this Termination Agreement and to set forth their agreement in relation to other matters including, inter alia, the transfer by Elan to Emisphere of the A Shares.

C. As of the Effective Date, Elan (or certain Affiliates of Elan, as the case may be) and Emisphere and/or Ebbisham, as the case may be, are entering into various financing documents including, inter alia, the Note Purchase Agreement, the Subscription

                                        2
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         Agreement, the Registration Rights Agreement and the Ebbisham Loan
         Agreement ("the Current Transaction Financing Documents") pursuant to which Emisphere, among other things, will issue a zero coupon note in the initial principal amount of $20,000,000.

D. As of the Effective Date, Elan and Emisphere have entered into a license agreement ("the New License Agreement") whereby Elan has licensed to Emisphere certain rights relating to [* * *] filed by Elan on [* * *] and [* * *] filed by Elan on [* * *].

E. As of the Effective Date, Elan has caused the [* * *] Patent Application to be assigned to Ebbisham pursuant to a written assignment agreement ("the Assignment Agreement").

         NOW IT IS HEREBY AGREED AS FOLLOWS IN CONSIDERATION OF THE PAYMENT OF $10 AND OTHER GOOD AND VALUABLE CONSIDERATION, THE RECEIPT AND ADEQUACY OF WHICH IS HEREBY ACKNOWLEDGED:

1.       Interpretation:

         "Affiliate" means any corporation or other entity other than Ebbisham controlling, controlled or under the common control of Emisphere or Elan, as the case may be. For the purpose of this definition, "control" shall mean direct or indirect ownership of fifty percent (50%) or more of the stock or shares entitled to vote for the election of directors or if not meeting the preceding criteria, the power to direct or cause the direction of management and strategic decisions of that corporation or other entity.

         "Agreements" mean collectively the Elan License Agreement, the Emisphere License Agreement, the JV Agreement and the Transaction Documents.

         "A Shares" means the [* * *] Shares in the capital of Ebbisham which were allotted to Elan under the JV Agreement.

         "Balance Sheet Date" means 30 April 1999.

         "Completion" means the completion of the transactions that occur on the Effective Date.

         "Compounds" (as previously defined in the Agreements) means Heparin and/or Heparinoids.

         "Current Transaction Documents" means the Current Transaction Financing Documents, this Termination Agreement, the New License Agreement and the Assignment Agreement.

         "Effective Date" means the date of signing of this Termination Agreement by the parties.

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

         "Ebbisham Loan Agreement" means the Loan Agreement of even date herewith between Elan and Ebbisham in the amount of [* * *].

         "Ebbisham's 30 April Balance Sheet" means the balance sheet contained in Ebbisham's 30 April Management Accounts.

         "Ebbisham's 30 April Management Accounts" means the management accounts of Ebbisham for the period ended 30 April 1999, a copy of which is attached at Schedule 1.

         "Heparin" (as previously defined in the Agreements) means naturally occurring forms of Heparin, including Heparin USP, BP and EP as well as smaller molecular fractions thereof.

         "Heparinoids" (as previously defined in the Agreements) means various sulphated polysaccharides that have anti-coagulant activity resembling that of Heparin.

         "[* * *] Patent Application" means [* * *] Patent Application [* * *], filed on [* * *].

         "Note Purchase Agreement" means the Note Purchase Agreement of even date herewith between Emisphere and Elan International Services, Ltd., a Bermudian company.

         "Registration Rights Agreement" means the Registration Rights Agreement of even date herewith between Emisphere and Elan International Management, Ltd., a Bermudian company.

         "Scheduled Company Programme Technology" means only the patents, know-how and other intellectual property, as the case may be, which is described in Schedule 2.

         "Scheduled Elan Programme Technology" means only the Elan Programme Technology which is described in Schedule 3.

         "Scheduled Emisphere Programme Technology" means only the Emisphere Programme Technology which is described in Schedule 4.

         "Scheduled Serendipity Inventions" means only the patents, know-how and other intellectual property, as the case may be, which is described in
         Schedule 5.

         "SNAC" means Sodium N-[8-(2-hydroxybenzoyl)amino]caprylate, its free acid, esters thereof and other pharmaceutically accepted salt forms thereof.

         "SNAD" means Sodium N-[10-(2-hydroxybenzoyl)amino] decanoate, its free acid, esters thereof and other pharmaceutically accepted salt forms thereof.

         "Subscription Agreement" means the Subscription Agreement of even date herewith between Emisphere and Elan International Management, Ltd., a Bermudian company.

         "1090 Patent Application" means the [* * *] patent application which was filed by Elan [* * *], a copy of which is attached at Schedule [* * *], entitled [* * *]; any equivalent [* * *]-provisionals, continuations, continuations-in-part, divisionals, and re-issues thereof and any foreign counterpart applications, and any patents granted on such applications.

         [* * *]

         Capitalised terms used in this Termination Agreement shall have the same meanings assigned to them in the Agreements, unless such terms are expressly defined to the contrary in this Termination Agreement.

2. Termination of the JV Agreement and the Elan License Agreement:

         2.1 Subject to the provisions of Clause 2.2, Elan and Ebbisham hereby agree to terminate the JV Agreement and the Elan License Agreement, in each case with effect from the Effective Date.

         All the provisions of the JV Agreement and the Elan License Agreement shall terminate forthwith with effect from the Effective Date and be of no further legal force or effect.

         2.2 For the avoidance of doubt and without prejudice to the generality of the foregoing Clause 2.1, Elan, Emisphere and Ebbisham hereby acknowledge and agree as follows as of the Effective Date:-

                  2.2.1 the Management Committee and the Research Committee (as such terms were defined in the JV Agreement) shall each be dissolved forthwith with effect from the Effective Date and thereby cease to have any function in relation to Ebbisham;

                  2.2.2 the nominees on the Management Committee of the "A" Directors and the "B" Directors respectively shall be deemed to have been removed from the Management Committee by the "A" Directors and the "B" Directors respectively immediately prior to the dissolution of the Management Committee;

                  2.2.3 the nominees on the Research Committee of the nominees on the Management Committee of the "A" Directors and the "B" Directors respectively, shall be deemed to have been removed from the Research Committee by the nominees on the Management Committee of the "A" Directors and the "B" Directors respectively, immediately prior to the dissolution of the Management Committee pursuant to Clause 2.2.1;

                  2.2.4 the rights granted to Ebbisham pursuant to the Elan License Agreement to use the Elan Patents, the Elan Know-How, Improvements and the Elan Trademarks (as such terms were defined in the Elan License Agreement) shall terminate forthwith with effect from the Effective Date;

                  2.2.5 the rights granted to Elan pursuant to the Elan License Agreement to use the Elan Programme Technology, the Emisphere Programme Technology, the Company Programme Technology and the Emisphere Technology shall terminate forthwith with effect from the Effective Date;

                  2.2.6 any sub-license of the Elan Technology (as such term was defined in the Elan License Agreement) which may have been granted by Ebbisham to Emisphere pursuant to Clause 2.5 of the Elan License Agreement shall terminate forthwith with effect from the Effective Date;

                  2.2.7 any sub-license of the Emisphere Technology (as such term was defined in the Emisphere License Agreement) which may have been granted by Ebbisham to Elan pursuant to Clause 2.5 of the Emisphere License Agreement shall terminate forthwith with effect from the Effective Date;

                  2.2.8 subject only to the provisions of the New License Agreement, with effect from the Effective Date, neither of Emisphere nor Ebbisham shall have any right of any nature to use, disclose, license or otherwise transfer the Elan Patents, the Elan Know-How, Improvements and/or the Elan Trademarks (as such terms were defined in the Elan License Agreement) and/or any other patents, know-how or any other intellectual property rights whatsoever of Elan;

                  2.2.9 with effect from the Effective Date, Elan shall not have any right of any nature to use, disclose, license or otherwise transfer the Emisphere

                            Patents, the Emisphere Know-How, Improvements and/or the Emisphere Trademarks (as such terms were defined in the Emisphere License Agreement) and/or any other patents, know-how or any other intellectual property rights whatsoever of Emisphere;

                  2.2.10 with effect from the Effective Date, Elan shall not have any right of any nature to use, disclose, license or otherwise transfer the Scheduled Company Programme Technology, the Scheduled Elan Programme Technology, the Scheduled Emisphere Programme Technology or the Scheduled Serendipity Inventions;

                  2.2.11 subject only to the provisions of this Termination Agreement, as and from the Effective Date, Elan shall be free to license, sublicense, commercialize in any way and otherwise use the Elan Patents, the Elan Know-How, Improvements and the Elan Trademarks (as such terms were defined in the Elan License Agreement)) in relation to or in connection with all and any applications and uses, including for the avoidance of doubt, in relation to the Compounds, or otherwise, whether alone or in conjunction with any third party;

                  2.2.12 subject only to the provisions of this Termination Agreement and any restrictions which may apply as between Emisphere and Ebbisham, as and from the Effective Date, Emisphere and Ebbisham shall be free to license, sublicense, commercialize in any way and otherwise use the Emisphere Patents, the Emisphere Know-How, Improvements and the Emisphere Trademarks (as such terms were defined in the Emisphere License Agreement), the Scheduled Company Programme Technology, the Scheduled Elan Programme Technology, the Scheduled Emisphere Programme Technology and the Scheduled Serendipity Inventions) in relation to or in connection with all and any applications and uses, including for the avoidance of doubt, in relation to the Compounds, or otherwise, whether alone or in conjunction with any third party;

                  2.2.13 all research and development work (if any) being conducted by Elan under Clause 6 of the Elan License Agreement and all research and development services (if any) being conducted by Elan and/or Emisphere under Clause 7.6 of the JV Agreement shall terminate forthwith with effect from the Effective Date;

                  2.2.14 with effect from the Effective Date, Elan shall have no obligation to provide working capital or other funding or financing of any nature to Ebbisham;

                  2.2.15 all equipment or other tangible assets (if any) purchased by Emisphere and/or Elan which were funded by Ebbisham pursuant to Clause 10.1 of the JV Agreement shall be delivered to and become the absolute property of Ebbisham within 10 days of the Effective Date;

                  2.2.16 all technical services and assistance (if any) being conducted by Elan and/or Emisphere under Clause 13 of the JV Agreement (Technical Services and Assistance) shall terminate forthwith with effect from the Effective Date.

         2.3 Ebbisham hereby warrants to Elan that it has not granted any sub-licences or any other rights of any nature to any third parties pursuant to the Elan License Agreement, save any sub-license of the Elan Technology (as such term was defined in the Elan License Agreement) which may have been granted by Ebbisham to Emisphere pursuant to Clause 2.5 of the Elan License Agreement.

3.       Payment of monies:

         3.1 Subject to Clause 3.3 and 3.4, none of the parties shall be liable to repay to any other party any amount of money which may have been paid by any party to another party under the JV Agreement.

         3.2 Subject to Clause 3.3 and 3.4, each of the parties acknowledges and agrees with the other parties that no monies are owed by any of the parties to the others pursuant to the JV Agreement on the Effective Date.

         3.3 The parties acknowledge that certain loans were made by Elan to Ebbisham as described in the Recitals to the Note Purchase Agreement which are being repaid by Ebbisham/Emisphere on the Effective Date in the manner set forth in the Recitals to the Note Purchase Agreement.

                  3.3.1 The parties acknowledge that there are certain monies owed to Emisphere by Ebbisham that will remain outstanding following the Effective Date.

4.       Property Ownership Rights:

         4.1      Ownership:

                  4.1.1 On and following the Effective Date:

                            (1)     for the avoidance of doubt, the Elan
                                    Patents, the Elan Know-How, Improvements and/or the Elan Trademarks (as such terms were defined in the Elan License Agreement) shall remain the sole and exclusive property of Elan;

                            (2) for the avoidance of doubt, the Emisphere Patents, the Emisphere Know-How, Improvements and/or the Emisphere Trademarks (as such terms were defined in the Emisphere License Agreement) shall remain the sole and exclusive property of Emisphere;

                            (3) all Scheduled Company Programme Technology shall remain the sole and exclusive property of Ebbisham.

                            (4) all Scheduled Elan Programme Technology shall remain the sole and exclusive property of Ebbisham;

                            (5) all Scheduled Emisphere Programme Technology shall remain the sole and exclusive property of Ebbisham;

                            (6) all Scheduled Serendipity Inventions shall remain the sole and exclusive property of Ebbisham.

                  4.1.2 Except as described in Item 4 of Schedule 3, Elan hereby warrants to Ebbisham and Emisphere that it has not granted any license or sublicense or any other rights to any third party in respect of the Scheduled Elan Programme Technology, the Scheduled Emisphere Programme Technology or the Scheduled Company Programme Technology.

                  4.1.3 Each of Ebbisham and Emisphere hereby warrants to Elan that it has not granted any license or sublicense to any third party in respect of the Scheduled Elan Programme Technology, the Scheduled Emisphere Programme Technology or the Scheduled Company Programme
                            Technology.

                  4.1.4 Elan hereby warrants that it has used all reasonable efforts in carrying out the work required in listing the Scheduled Elan Programme Technology.

                  4.1.5 Emisphere hereby warrants that it has used all reasonable efforts in carrying out the work required in listing the Scheduled Emisphere Programme Technology.

                  4.1.6 Each of Emisphere and Elan hereby warrants that it has used all reasonable efforts in carrying out the work required in listing the Scheduled Company Programme Technology and the Scheduled
                            Serendipity Inventions.

         4.2      Acknowledgements and confirmations:

                  For the avoidance of doubt, each of the parties irrevocably acknowledges and confirms to the other parties as follows:

                  4.2.1 no Company Programme Technology (as such term was defined in Clause 8.5 of the JV Agreement) has arisen or been created at any time pursuant to the Agreements, save the Scheduled Company Programme Technology;

                  4.2.2 [* * *], no Emisphere Programme Technology (as such term was defined in the Emisphere License Agreement) has arisen or been created at any time pursuant to the Agreements, save the Scheduled Emisphere Programme Technology;

                  4.2.3 [* * *], no Elan Programme Technology (as such term was defined in the Elan License Agreement) has arisen or been created at any time pursuant to the Agreements, save the Scheduled Elan Programme Technology;

                  4.2.4 no "serendipity invention" (as such term was defined in Clause 8.6 of the JV Agreement) has arisen or been created at any time by any of the parties pursuant to the Agreements, save the Scheduled Serendipity Inventions.

         4.3      [* * *] Patent Application:

                  On the Effective Date, Elan shall cause the [* * *] Patent Application to be assigned to Ebbisham pursuant to the Assignment Agreement.

         4.4      Prosecution and maintenance of the [* * *] Patent Application:

                  4.4.1 Ebbisham, at Ebbisham's expense, shall have the right to file and prosecute a regular US application and foreign applications corresponding to the [* * *] Patent Application and claiming priority to the [* * *] Patent Application; defend all such applications against third party oppositions; and to maintain in force any issued letters patent.

                            Ebbisham shall have the right in its reasonable business discretion to control such filing, prosecution, defence and mainenance, provided however, that Elan, shall be provided with copies of all documents relating to such filing, prosecution, defence, and maintenance in sufficient time to review such documents to comment and approve in writing prior

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

                            to filing, said approval not to be unreasonably withheld by Elan and required prior to Ebbisham filing any document.

                            At any time, Ebbisham has the right to abandon the [* * *] Patent Application or any corresponding application or patent claiming priority from the [* * *] Patent Application.

                  4.4.2 Elan, Emisphere and Ebbisham agree that at no time will any independent claim of any application filed according to Clause 4.4.1 [* * *]:

                            [* * *]

                  4.4.3 Elan, Emisphere and Ebbisham agree that at no time will Emisphere and Ebbisham [* * *] without the prior consent in writing of Elan.

                  4.4.4 Elan, Emisphere and Ebbisham agree that at no time [* * *] (as specifically defined in [* * *] Patent Application).

                  4.4.5 Elan, Emisphere and Ebbisham agree that at no time will [* * *] is in the form of [* * *].

[* * *]
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[* * *]

6.       Sale of Shares and Completion:

         6.1 Subject to the terms of this Termination Agreement:

                  6.1.1 Elan shall sell as beneficial owner and Emisphere shall purchase, free from all liens, charges and encumbrances and together with all rights now or hereafter attaching to them, the A Shares;

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

                  6.1.2 the A Shares will be sold by Elan to Emisphere at a price of $1 each, making an aggregate of $10,000 in respect of the transfer of the A Shares by Elan to Emisphere under Clause 5.1.1.

         6.2 Completion shall take place at Elan's offices at Lincoln House, Lincoln Place, Dublin 1 on 25 June 1999 at 2pm (or such later date as may be agreed by the parties) and such other places, if any, as the parties may agree.

                  On Completion, Elan and Emisphere shall take or (to the extent that the same is within its powers) cause to be taken the following steps at directors and shareholders meetings of Ebbisham, or such other meetings, as appropriate:

                  6.2.1 the resignation of all the A Directors and the Secretary of Ebbisham holding office prior to the execution of this Termination Agreement;

                  6.2.2 the delivery by Elan to Emisphere of a transfer in respect of the A Shares duly executed by Elan in favour of Emisphere or as it may direct together with the relative share certificates;

                  6.2.3 the payment by Emisphere to Elan of the consideration for the A Shares as provided by Clause 6.1.2;

                  6.2.4 the transfer to Emisphere (or as it may direct) of the share register, and all books and records of Ebbisham in the possession of Elan (including minute books and the company seal(s));

                  6.2.5 the change of the registered office of Ebbisham to 26 Lower Hatch Street, Dublin 2;

                  6.2.6 subject to the satisfaction of any pre-conditions to the Ebbisham Loan Agreement, the funding by Elan of [* * *] pursuant to the Ebbisham Loan Agreement; and

                  6.2.7 any other steps required by the Current Transaction Documents.

         6.3 Emisphere shall, following Completion, promptly deliver to the Irish Revenue Commissioners the stock transfer form referred to in Clause 6.2.2 for assessment of stamp duty, and shall promptly pay the duty thus assessed.

7.       Warranties and Indemnities:

         7.1 WITH REFERENCE TO THE TRANSFER BY ELAN TO EMISPHERE OF THE A SHARES AS PROVIDED BY CLAUSE 6 AT COMPLETION (BUT

                  WITHOUT PREJUDICE TO ELAN'S OBLIGATION UNDER CLAUSE 6.1.1 HEREOF TO TRANSFER THE A SHARES TO EMISPHERE FREE FROM ALL LIENS, CHARGES AND ENCUMBRANCES), AND SAVE AS PROVIDED IN CLAUSE 7.4.2, THE PARTIES ACKNOWLEDGE AND AGREE THAT ELAN MAKES NO REPRESENTATION OR WARRANTY OF ANY NATURE TO EMISPHERE OR ANY OTHER PERSON IN RELATION TO EBBISHAM OR ANY OF ITS AFFAIRS PAST, PRESENT OR FUTURE.

                  Emisphere acknowledges that it is entering into this Termination Agreement in reliance exclusively on its own business judgement, the information which has been available to it as a shareholder of Ebbisham and otherwise and on the due diligence it has carried out in relation to Ebbisham.

         7.2 EXCEPT AS EXPRESSLY PROVIDED IN THIS TERMINATION AGREEMENT, ALL OTHER WARRANTIES, CONDITIONS AND REPRESENTATIONS, EXPRESS OR IMPLIED, STATUTORY OR OTHERWISE HEREUNDER ARE HEREBY EXPRESSLY EXCLUDED BY THE PARTIES.

                  NOTWITHSTANDING ANYTHING TO THE CONTRARY IN THIS TERMINATION AGREEMENT, NONE OF THE PARTIES SHALL BE LIABLE TO ANY OF THE OTHER PARTIES BY REASON OF ANY REPRESENTATION OR WARRANTY, CONDITION OR OTHER TERM OR ANY DUTY OF COMMON LAW, OR UNDER THE EXPRESS TERMS OF THIS TERMINATION AGREEMENT, FOR ANY CONSEQUENTIAL OR INCIDENTAL OR PUNITIVE LOSS OR DAMAGE (WHETHER FOR LOSS OF PROFITS OR OTHERWISE) AND WHETHER OCCASIONED BY THE NEGLIGENCE OF THE RESPECTIVE PARTIES, THEIR EMPLOYEES OR AGENTS OR OTHERWISE.

         7.3 Without prejudice to the generality of Clauses 7.1 and 7.2, for the avoidance of doubt, each of Elan and Emisphere hereby acknowledges as follows:

                  7.3.1 with reference to Ebbisham's 30 April Balance Sheet and save in respect of Ebbisham's taxation liabilities for which provision has been made in Ebbisham's 30 April Management Accounts, the only creditors of Ebbisham on 30 April 1999 were Elan and Emisphere;

                  7.3.2 save in respect of Ebbisham's taxation liabilities for which provision has been made in Ebbisham's 30 April Management Accounts, the only creditors of Ebbisham immediately prior to Completion were Elan and Emisphere;

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

                  7.3.3 to the knowledge of Emisphere and Elan, the financial position of Ebbisham as stated in Ebbisham's 30 April Management Accounts is accurate and since the Balance Sheet Date, there has been no material adverse change in the financial position or prospects of Ebisham provided that neither Emisphere nor Elan will be liable to compensate the other in the event that the acknowledgement in this Clause
                            7.3.3 is incorrect in any way.

         7.4      For the avoidance of doubt:

                  7.4.1 Subject only to the provisions of Clause 7.4.2, Emisphere hereby indemnifies Elan, the A Directors and the Secretary of Ebbisham holding office prior to the execution of this Termination Agreement, against any claims, costs liabilities or expenses of any nature arising in relation to any claim or proceedings which may be initiated against Ebbisham, Elan, the A Directors or the Secretary of Ebbisham holding office prior to the execution of this Termination Agreement, following the Effective Date which relate in any way to the activities of Ebbisham, past, present or future, provided that the indemnified party under this Clause 7.4.1 shall have no right to indemnification hereunder to the extent arising out of its own gross negligence or fraud.

                  7.4.2 To their respective knowledge, each of Emisphere and Elan acknowledge and confirm that full provision or reserve was made in Ebbisham's 30 April Balance Sheet for all taxation that is or may be payable by, or assessed against, Ebbisham for any taxable period ending on or prior to 30 April 1999.

                            If following the Effective Date, Ebbisham's taxation for any taxable period ending on or prior to 30 April 1999 is finally determined to be in excess of the afore-mentioned provision or reserve for taxation in Ebbisham's 30 April Balance Sheet, Elan and Emisphere shall each contribute to Ebbisham 50% of the amount of the excess.

                            Emisphere and Ebbisham agree to provide to Elan copies of all correspondence and notices from the relevant taxation authorities relating to the taxation matters described in this Clause 7.4.2 together with all such additional materials and assistance as may reasonably be requested by Elan, and the parties agree to use all reasonable commercial efforts to minimise any taxation liability of Ebbisham described in this Clause 7.4.2 prior to discharge of same by Ebbisham.

8.       Secrecy/No announcements:

         8.1      On or within 10 working days of the Effective Date:

                  8.1.1 Elan shall return to Ebbisham and Emisphere all confidential information of Ebbisham and Emisphere in its possession on the Effective Date, including, without limitation, the information, product and materials listed in Schedule 6; and

                  8.1.2 Ebbisham and Emisphere shall return to Elan all confidential information of Elan in its possession on the Effective Date.

         8.2 Emisphere and Ebbisham agree to maintain in confidence and, save as otherwise provided in this Clause 8, shall not disclose this Termination Agreement or any information of Elan in the form of documentation or oral presentations of a proprietary or confidential nature ("Confidential Information") which may be disclosed by Elan to Emisphere or Ebbisham pursuant to this Termination Agreement.

         8.3 Elan agrees to maintain in confidence and, save as otherwise provided in this Clause 8, shall not disclose this Termination Agreement or any information of Emisphere or Ebbisham in the form of documentation or oral presentations of a proprietary or confidential nature ("Confidential Information") which may be disclosed by Emisphere or Ebbisham to Elan pursuant to this Termination Agreement.

         8.4 Each party agrees to treat Confidential Information disclosed to it by the other hereunder with the same degree of care as it does in protecting its own confidential information, provided that:

                  8.4.1 Confidential Information may be disclosed to each party's Representatives on a needtoknow basis;

                  8.4.2 Confidential Information shall be disclosed within the recipient company only on a needtoknow basis; and

                  [* * *]

                  For this purpose, each party shall ensure that any such officers, directors, financial advisors, independent auditors, legal counsel or employees (its "Representatives") and potential strategic partners are bound by confidentiality undertakings no less strict than those set out herein.

         8.5 The restrictions and obligations of nondisclosure and nonuse shall not apply to information which:

                  8.5.1     is in the public domain;

                  8.5.2 is in the possession of the recipient at the time of disclosure;

                  8.5.3 becomes available to the recipient on a non-confidential basis, from a third party who is under no confidentiality obligations to the party disclosing Confidential Information; or

                  8.5.4     is independently developed by the recipient.

         8.6 If any party or any of its Representatives or Affiliates becomes legally compelled (by deposition, interrogatory, request for documents, subpoena, civil investigative demand or similar process) to disclose any of the other party's Confidential Information, such party shall provide the other party with prompt prior written notice and may disclose that portion of the other party's Confidential Information that is legally required and shall [* * *] to obtain (and shall cooperate with the other party's efforts to obtain) assurance that confidential treatment will be accorded the other party's Confidential Information.

                  If any party is required by law to make any public disclosure, including any public filings required to be made under the rules or regulations of the U.S. Securities and Exchange Commission, the Nasdaq Stock Market or other national securities exchange, otherwise prohibited by this Termination Agreement, such party shall provide the other party with prompt prior written notice and may disclose that portion of the other party's Confidential Information that is legally required and shall [* * *] to obtain (and shall cooperate with the other party's efforts to obtain) assurance that confidential treatment will be accorded the other party's Confidential Information.

         8.7 Each of the parties agree that money damages may not be a sufficient remedy for any breach of this Section 8 and that Elan or Emisphere or Ebbisham, as the case may be, shall be entitled to seek injunctive or other equitable relief as a remedy for any such breach.

         8.8 For the avoidance of doubt, in the event of any conflict between the provisions of this Clause 8 and any of the provisions of Clauses 2.2.4, 2.2.5, 2.2.6, 2.2.7, 2.2.8,

                  2.2.9, 2,2.10, 2.2.11, 2.2.12 and 4 of this Termination
                  Agreement ("the Prevailing Provisions"), the Prevailing Provisions shall prevail.

         8.9 Subject only to the specific exceptions set forth in this Clause 8, none of the parties shall disclose the existence of this Termination Agreement or the other agreements entered into by the parties on the Effective Date, the subject matter hereof nor originate any publicity, new release or other public announcement, written or oral without the prior written consent of the other parties.

9. Waiver of accrued rights/covenant not to sue:

         9.1 With reference to Clause 22.1 of the Elan License Agreement and Clause 30.12 of the JV Agreement respectively and [* * *], with effect from the Effective Date, each of the parties waives any accrued rights which it may have under the Elan License Agreement and the JV Agreement respectively.

         9.2 Without prejudice to the waiver of accrued rights set forth in Clause 9.1 and [* * *].

                  9.2.1 Elan covenants to Emisphere and Ebbisham not to take any legal proceedings or pursue any remedy in any court or other forum against Emisphere or Ebbisham or licensee or sub-licensee of Emisphere or Ebbisham in respect of any accrued rights which Elan may have under the Elan License Agreement or JV Agreement on the Effective Date;

                  9.2.2 Each of Emisphere and Ebbisham covenant to Elan not to take any legal proceedings or pursue any remedy in any court or other forum against Elan or any licensee or sub-licensee of Elan in respect of any accrued rights which either of such parties may have under Elan License Agreement or the JV Agreement on the Effective Date.

         9.3      For the avoidance of doubt:

                  9.3.1 the provisions of this Clause 9 shall not in any way act as a waiver by any of the parties in respect of any of the provisions set forth in this Termination Agreement or in respect of any claim of fraud;

                  9.3.2 the provisions of this Clause 9 shall not in any way restrict any of the parties' respective rights to take any legal proceedings or pursue any remedy in a court in respect of any of the provisions set forth in this Termination Agreement pursuant to Clause
                            10.2 of this Termination Agreement.

         9.4 For the avoidance of doubt, each of the parties acknowledges to the other parties that Elan was not a party to the Emisphere License Agreement and accordingly, was not at any time subject to any obligations to any party thereunder.

[* * *]

[* * *]

10.      Governing law and jurisdiction:

         10.1 This Termination Agreement shall be governed by and construed in accordance with the laws of Ireland.

         10.2 The parties hereby submit to the jurisdiction of the state and Federal courts located in the State of New York, USA and the courts of Ireland and the parties hereby waive any and all defences of improper venue or that the Forum is inconvenient.

11.      General:

         11.1     Good Faith

                  Each of the parties hereto undertakes with the others to do all things reasonably within its power which are necessary or desirable to give effect to the spirit and intent of this Termination Agreement.

         11.2     Further Assurance

                  Each of the parties hereto shall, and shall use their respective commercially reasonable endeavours to procure that any necessary third party shall, do execute and perform all such further deeds, documents, assurances, acts and things as any of the parties hereto may reasonably require by notice in writing to the others to carry the provisions of this Termination Agreement into full force and effect.

         11.3     No Representation

                  Each of the parties hereby acknowledges that in entering into this Termination Agreement it has not relied on any representation or warranty save as expressly set out in this Termination Agreement or in any other Current Transaction Document.

         11.4     Counterparts

                  This Termination Agreement may be executed in any number of counterparts, each of which when so executed shall be deemed to be an original and all of which when taken together shall constitute this Termination Agreement.

         11.5     Notices

                  Any notice to be given under this Termination Agreement shall be sent in writing by registered or recorded delivery post or telecopied to:

         -        Elan at

                  Elan Corporation PLC
                  Lincoln House, Lincoln Place, Dublin 2, Ireland

                  Attention:        Vice President & General Counsel, Elan
                                    Pharmaceutical Technologies
                  Telephone:        353 1 7094301
                  Telefax:          353 1 7094124

         -        Emisphere at

                  Emisphere Technologies, Inc.
                  765 Old Saw Mill River Road, Tarrytown, NY 10591, USA

                  Attention:        Chief Financial Officer
                  Telephone:        001 914 785 4763
                  Telefax:          001 914 593 8292

         -        Ebbisham at

                  Ebbisham Limited
                  26 Lower Hatch Street, Dublin 2, Ireland

                  Attention:        James Cawley
                  Telephone:        353 1 6762599
                  Telefax:          353 1 6762688

         or to that other address(es) as may from time to time be notified by any Party to the others hereunder.

         Any notice sent by mail shall be deemed to have been delivered within seven (7) working days after dispatch and any notice sent by telecopy shall be deemed to have been delivered within twenty-four (24) hours of the time of the dispatch. Notices of change of address shall be effective upon receipt.

         11.6     Severability

                  If any provision in this Termination Agreement is agreed by the parties to be, deemed to be or becomes invalid, illegal, void or unenforceable under any applicable law, (i) the provision will be deemed amended to conform to applicable laws so as to be valid and enforceable or, if it cannot be so amended without materially altering the intention of the parties, it will be deleted, with effect from the date of such agreement or such earlier date as the parties may agree, and (ii) the validity, legality and enforceability of the remaining provisions of this Termination Agreement shall not be impaired or affected in any way.

         11.7     Amendments

                  No amendment, modification or addition to this Termination Agreement shall be effective or binding on any party unless set forth in writing and executed by a duly authorised representative of all parties.

         11.8     Waiver

                  No waiver of any right under this Termination Agreement shall be deemed effective unless contained in a written document signed by the party charged with such waiver, and no waiver of any breach or failure to perform shall be deemed to be a waiver of any future breach or failure to perform or of any other right arising under this Termination Agreement.

         11.9     Successors

                  This Termination Agreement shall be binding upon and enure to the benefit of the parties hereto and their successors.

         IN WITNESS of which the parties have executed this Termination
Agreement.

                                   SCHEDULE 1

        Management Accounts of Ebbisham for the year ended 30 April 1999

                                   (Attached)

                                   SCHEDULE 2

                                     [* * *]

                                   SCHEDULE 3

                                     [* * *]

                                   SCHEDULE 4

                                     [* * *]

                                   SCHEDULE 5

                                     [* * *]

                                   SCHEDULE 6

                                     [* * *]

                                   SCHEDULE 7

                                     [* * *]

Executed by ELAN CORPORATION, PLC

/s/ Seamus Mulligan
-------------------
Name: Seamus Mulligan
Title: Exec. V.P. - Corporate Development


Executed by EMISPHERE TECHNOLOGIES, INC.

/s/ Charles Abdalian
--------------------
Name: Charles Abdalian
Title: Chief Financial Officer

                                       40